Exhibit 99.n

AMENDMENT NO. 3 TO JOINT FILING AGREEMENT

This Amendment No. 3 to Joint Filing Agreement is entered into as of this 13th day of March, 2012 (this “Amendment”), among NTR plc (“NTR”), Greenstar North America Holdings, Inc. (“GSNA”), Greenstar Investments LLC (“Greenstar Investments” and, together with NTR and GSNA, the “Reporting Persons”). This Amendment amends the Joint Filing Agreement, dated as of October 27, 2008, between NTR and GSNA, as amended to date (the “Joint Filing Agreement”).

WHEREAS, Greenstar Investments has become the owner of shares of common stock, par value $0.001 per share (“Common Stock”), of Green Plains Renewable Energy, Inc., an Iowa corporation (“GPRE”); and

WHEREAS, the Reporting Persons desire to amend the Joint Filing Agreement to add Greenstar Investments as a party thereto.

NOW, THEREFORE, in consideration of the foregoing, the Reporting Persons hereto agree as follows:

1. Inclusion in Joint Filing Agreement. The Joint Filing Agreement is hereby amended to provide that Greenstar Investments is a party to the Joint Filing Agreement, and is subject to all of the terms and conditions contained therein.

2. Joint Filing Agreement. Except as amended hereby, the Joint Filing Agreement shall remain in full force and effect and is hereby ratified, confirmed and approved in all respects.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this Amendment as of the date first written above.

NTR plc

By:	/s/ Neil Parkinson
Name: Neil Parkinson Title: Chief Financial Officer

GREENSTAR NORTH AMERICA HOLDINGS, INC.

By:	/s/ Neil Parkinson
Name: Neil Parkinson Title: Director

GREENSTAR INVESTMENTS LLC

By:	/s/ Neil Parkinson
Name: Neil Parkinson Title: Chief Financial Officer